Exhibit 4.24
English Translation for Reference
EQUITY PLEDGE CONTRACT
This Equity Pledge Contract (hereinafter referred to as “this Contract”) is made on November 7, 2008 in Shenzhen:
BETWEEN:

Party A:	Agria Brother Biotech (Shenzhen) Co., Ltd. (hereinafter also referred to as the “Pledgee”)
Address:	Unit 201, 2/F, Longyuan Building, Clear Water River Road, Luohu District, Shenzhen

Party B:	Li Juan, a citizen of the PRC with ID card number: 420983197609010023 (hereinafter also referred to as the “Pledgor”)

Party C:	Shenzhen Guanli Agricultural Technology Co., Ltd.
Address:	Room 1501, Tower 1, Huarong Building, Mintian Road, Futian Center District, Shenzhen
WHEREAS:
(1)	The Pledgor is the legal and valid shareholder of Shenzhen Guanli Agricultural Technology Co., Ltd. (“Guanli”), who holds 51% equity interest of Guanli according to laws;
(2)	The Pledgee is a wholly foreign-owned enterprise incorporated in Shenzhen under the laws of the People’s Republic of China (hereinafter referred to as the “PRC”, and for the purpose of this Contract, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);
(3)	Guanli is a limited liability company established in Shenzhen under the laws of the PRC;
(4)	The Pledgee and Guanli entered into the Exclusive Technology Development, Technology Support and Technology Services Contract on November 7, 2008. The Pledgor agrees to pledge all of her equity interest in Guanli as security for the performance by Guanli of all of its obligations under the above contract;
(5)	The Pledgee, the Pledgor and Guanli entered into the Exclusive Call Option Contract on November 7, 2008, and the Pledgee and the Pledgor entered into the Loan Contract on October 6, 2008. The Pledgor agrees to pledge all of her equity interest in Guanli as security for the performance by the Pledgor and Guanli of all of their respective obligations under the above two contracts.

NOW, THEREFORE, IT IS AGREED as follows after friendly consultation:
1.	Definitions
Unless otherwise required herein, the following terms shall have the meaning as follows:
1.1	“Pledge Right” refers to the full content of Article 2 hereof.
1.2	“Equity Interest” means the equity interest legally held by the Pledgor in Guanli.
1.3	“Master Contract” means the Exclusive Technology Development, Technology Support and Technology Services Contract, the Exclusive Call Option Contract, the Loan Contract and any amendment and supplement thereto.
1.4	“Secured Party” means any contractual party of each Master Contract other than the Pledgee.
1.5	“Secured Debt” means all contractual obligations of a Secured Party under each Master Contract, including (but not limited to) interest, default penalty, compensation, expenses incurred by the Pledgee in realizing debt.
1.6	“Event of Default” means any circumstances stated in Article 7.1 hereof.
1.7	“Notice of Default” means the notice of default issued by the Pledgee pursuant to this Contract, declaring the occurrence of an Event of Default.
2.	Pledge Right
The Pledgor hereby pledges all of her Equity Interest in Guanli to the Pledgee as security for the performance by the Pledgor and Guanli of all of their respective obligations under the Master Contract. Therefore, the Pledgee is entitled to the Pledge Right in respect of all the Equity Interest of the Pledgor in Guanli. The “Pledge Right” means the right of priority to claim for any money converted from the Equity Interest pledged by the Pledgor to the Pledgee, or any proceeds from the auction or sale of such Equity Interest that is enjoyed by the Pledgee.
3.	Registration of Pledge
3.1	Within one (1) week from the date hereof, Guanli shall, and the Pledgor shall procure Guanli to record the Pledge Right specified in Article 2 above on the register of members of Guanli, and deliver a copy of the register of members of Guanli with its common chop affixed thereon and the original of the equity contribution certificate to the Pledgee for custody.
3.2	After the execution hereof, the Pledgor shall, at the written request of the Pledgee at any time, complete the notarization jointly with the Pledgee in respect of this Contract, as well as the Pledge Right of the Pledgee recorded on the register of members and the equity contribution certificate as set forth in Article 3.1 at a notary public office of the place where Guanli is located.

3.3	The parties agree that they will make their best effort to register, and cause the pledge hereunder to be registered with an industrial and commercial administrative department of the place where Guanli is registered. The parties also confirm that, unless the registration of the pledge hereunder with the industrial and commercial administrative department is mandatory in law, the validity of this Contract and the Pledge Right specified in Article 2 above shall not be affected even if the parties fail to register the pledge hereunder with the industrial and commercial administrative department of the place where Guanli is registered after the execution of this Contract.
4.	Rights of the Pledgee
4.1	When a Secured Party does not perform any of its obligations under the Master Contract, the Pledgee shall have the right of priority to claim for any money converted from Guanli’s Equity Interest pledged by the Pledgor, or any proceeds from the auction or sale of such Equity Interest.
4.2	The Pledgee shall be entitled to receive any dividends (including bonuses) and other property distributions arising from the Equity Interest that is pledged.
5.	Representations and Warranties of the Pledgor
5.1	The Pledgor is the legitimate owner of the Equity Interest;
5.2	The Pledgor fully understands the contents of the Master Contract. She signs and performs this Contract on a voluntary basis and all her actual meaning is truly expressed herein. The Pledgor is legally authorized to execute this Contract;
5.3	All documents, information, statements and evidence provided by the Pledgor to the Pledgee are accurate, true, complete and valid;
5.4	The Pledgor acknowledges that the Pledgee shall have the right to dispose of and transfer the Pledge Right in a manner stipulated herein and within the scope restricted by the PRC laws;
5.5	Except for the interest of the Pledgee, the Pledgor has not created other pledges, any other kinds of rights or any third party rights over the Equity Interest;
5.6	The Pledgor has obtained the consent of other shareholders of Guanli to pledge the Equity Interest, and the other shareholders have unanimously agreed that they will not interfere by any means and will give up the exercise of their pre-emptive right when the Pledgee actually exercises the Pledge Right.

6.	Undertakings of the Pledgor
In addition to the obligations specified in the other provisions hereof, the Pledgor undertakes as follows:
6.1	During the term hereof, the Pledgor undertakes to the Pledgee for its benefit that:
6.1.1	save for the transfer of the Equity Interest to the Pledgee, the Pledgor shall not, without the prior written consent of the Pledgee, transfer the Equity Interest, nor create or permit the existence of any pledge which might affect the rights and interests of the Pledgee, nor procure any resolution in relation to the sale/transfer/pledge or disposal by other means of the legal and beneficial interest in any Equity Interest of Guanli or permitting the creation of any other security interests over it to be passed at a shareholders’ meeting of the company; unless with the prior written consent of the Pledgee, the Pledgor shall vote at a shareholders’ meeting of Guanli/procure any director of Guanli nominated by her to vote at a board meeting of Guanli and/or by other means to object Guanli to sell/transfer/pledge or otherwise dispose of any of its major assets, including (but not limited to) any intellectual property rights.
6.1.2	if the Equity Interest pledged hereunder is subject to any compulsory measures imposed by courts or other departments for any reasons, the Pledgor shall use all her efforts, including (without limitation) the provision of other security to courts or adoption of other measures, to remove the compulsory measures taken by courts or other departments in respect of the Equity Interest pledged.
6.1.3	the Pledgor shall comply with and implement all laws and regulations relevant to the pledge of rights. The Pledgor shall, within five (5) days of the receipt of any notices, orders or recommendations given or made by the competent authority with respect to the Pledge Right, present the above notices, orders or recommendations to the Pledgee, and shall comply with the same or raise objections and make representations in respect of the above matters as reasonably required by or with the consent of the Pledgee.
6.1.4	the Pledgor shall promptly notify the Pledgee of any event which might have effects on the Equity Interest of the Pledgor or any part of her right or any notice received in connection therewith, as well as any event which might change any warranty and obligation of the Pledgor as created by this Contract or might have effects on it or any notice received in connection therewith.
6.2	The Pledgor agrees that the Pledgee shall not be interrupted nor impeded by any legal proceedings instituted by the Pledgor or any successors of the Pledgor or any person authorized by the Pledgor or any other persons when it exercises its rights on the pledge pursuant to the provisions hereof and within the scope permitted by the PRC laws.
6.3	The Pledgor undertakes to the Pledgee that, in order to protect or improve the security for the repayment of the Secured Debt herein, she will honestly execute and procure other parties who have an interest in the Pledge Right to execute all title certificates and contracts required by the Pledgee, and/or perform and procure other interested parties to perform all acts required by the Pledgee, and facilitate the exercise of any right and authorization conferred to the Pledgee by this Contract.
6.4	The Pledgor undertakes to the Pledgee that she will execute all documents in relation to the change of share certificates (if applicable and necessary) with the Pledgee or any person designated by it (natural person/legal person), and shall provide the Pledgee with all notices, orders and decisions in relation to the Pledge Right which it thinks necessary within a reasonable time.

6.5	The Pledgor undertakes to the Pledgee that she will, for the interest of the Pledgee, observe and perform all warranties, undertakings, contracts, representations and conditions. If the Pledgor does not perform or fully perform her warranties, undertakings, contracts, representations and conditions, she will indemnify the Pledgee all losses suffered by it arising therefrom.
7.	Event of Default
7.1	The following events shall be deemed as Events of Default:
7.1.1	the Secured Party fails to fully perform any of its Secured Debts under the Master Contract as scheduled;
7.1.2	any representation or warranty made by the Pledgor in Article 5 hereof contains misleading or false information that is material, and/or the Pledgor violates the warranties set forth in Article 5 hereof;
7.1.3	the Pledgor violates the undertakings set forth in Article 6 hereof;
7.1.4	the Pledgor violates any other provisions of this Contract;
7.1.5	the Pledgor gives up the pledged Equity Interest or transfers the pledged Equity Interest without the written consent of the Pledgee;
7.1.6	any external loan, guarantee, compensation, undertaking or other debt liability of the Pledgor (1) is required to be repaid or performed prior to the scheduled date due to any breach of this Contract; (2) has been due but cannot be repaid or performed as scheduled, which in the opinion of the Pledgee, would have affected the ability of the Pledgor in performing her obligations hereunder;
7.1.7	Guanli is incapable to repay the general debts or other debts;
7.1.8	this Contract becomes illegal or the Pledgor fails to continue to perform her obligations hereunder due to any reasons other than “force majeure”;
7.1.9	there has been any adverse change in the properties of the Pledgor, which, in the opinion of the Pledgee, would have affected the ability of the Pledgor in performing her obligations hereunder;
7.1.10	there occurs any material adverse change in the assets, operating result or financial situation of Guanli;

7.1.11	the successors or heirs of Guanli can only perform part of, or refuse to perform, the Master Contract;
7.1.12	the Pledgor violates any other provisions of this Contract through any act or omission to act.
7.2	If the Pledgor is aware or discovers that any event described in this Article 7 or any event which may possibly result in the aforesaid events has happened, she shall immediately notify the Pledgee in writing.
7.3	Unless the events of default listed in this Article 7.1 has been resolved to the satisfactory of the Pledgee, the Pledgee may serve a written Notice of Default to the Pledgor at any time when the Pledgor is in default or thereafter and require the Pledgor to pay any debts and other payables under the Master Contract or to dispose of the Pledge Right pursuant to Article 8 hereof.
8.	Exercise of the Pledge Right
8.1	Subject to the requirement in Article 6.1.1 hereof, the Pledgor shall not transfer the pledged Equity Interest before the obligations of the Secured Party under the Master Contract have not been fully performed and without the written consent of the Pledgee.
8.2	The Pledgee shall serve Notice of Default to the Pledgor when exercising its Pledge Right.
8.3	Subject to the requirement in Article 7.3 hereof, the Pledgee may exercise the right to dispose of the Pledge Right at the time when the Notice of Default is given pursuant to Article 7.3 or at any time after such notice is given.
8.4	The Pledgee shall have the right of priority to claim for any money converted from all or part of the Equity Interest hereunder, or any proceeds from the auction or sale of such Equity Interest according to statutory procedures until the outstanding debts and all other payables of the Secured Party under the Master Contract are repaid.
8.5	When the Pledgee disposes of the Pledge Right in accordance with this Contract, the Pledgor shall not pose any obstacles, and shall offer necessary assistance in this regard so that the Pledgee can realize its Pledge Right.
9.	Assignment of this Contract
9.1	Unless with the prior consent of the Pledgee, the Pledgor or Guanli shall have no right to transfer any of her/its rights or obligations hereunder.
9.2	This Contract shall be binding upon the Pledgor and her successors or heirs, and shall be valid and binding upon the Pledgee and each of its successors, heirs or permitted assignees.

9.3	The Pledgee may, at any time and to the extent permitted by laws, transfer all or any of its rights and obligations under the Master Contract to any person designated by it (natural person/legal person), in which case, the assignee shall be entitled to and undertake all rights and obligations of the Pledgee hereunder as if it should have been entitled to and undertaken such rights and obligations as a party to this Contract. When the Pledgee transfers its rights and obligations under the Master Contract, a written notice shall be only given by the Pledgee to the Pledgor, and the Pledgor shall, at the request of the Pledgee, execute and transfer the relevant contracts and/or documents in this regard.
9.4	A new pledge contract shall be signed between the new parties to the pledge after the change of the pledgee as a result of the transfer.
10.	Effectiveness
This Contract is signed on the date first written above and shall become effective on the date on which the pledge of the Equity Interest is recorded in the register of members of Guanli.
11.	Termination
This Contract shall be terminated after the Secured Debt under the Master Contract has been fully repaid and the Pledgor has no longer undertaken any obligation under the Master Contract, and the Pledgee shall, within the earliest reasonable and practicable time, offer assistance to complete necessary formalities so as to release the pledge of the Equity Interest.
12.	Handling Fees and Other Costs
12.1	All costs and actual expenses in connection with this Contract, including without limitation, legal fee, cost of production, stamp duty and any other taxes and charges, shall be borne by the Pledgee. If the relevant taxes are required by law to be paid by the Pledgor, the Pledgee shall fully indemnify the Pledgor such taxes paid by her.
12.2	If the Pledgee fails to pay any taxes or charges payable in accordance with this Contract or the Pledgor recovers such taxes or charges by any means or ways due to any other reasons, the Pledgee shall bear all costs arising therefrom (including without limitation, all taxes, handling fees, management fees, litigation cost, attorney’s fees and various insurance premiums in connection with the handling of the Pledge Right).
13.	Force Majeure
13.1	“Force Majeure” means any event that is beyond the reasonable control of a party and that is unavoidable even though the party so affected gives reasonable attention to it, including but not limited to act of government, act of nature, fire, explosion, typhoon, flood, earthquake, tidal, lightning or war. However, the shortage of credit, capital or financing shall not be deemed as events beyond the reasonable control of a party. Any party who is affected by “Force Majeure” shall notify the other party as soon as possible of the event, in respect of which the exemption from such obligations is sought.

13.2	When the performance of this Contract is delayed or prevented due to the “Force Majeure” defined above, the party so affected shall not be required to assume any liabilities hereunder to the extent that it is within the scope of the delay or prevention. It shall take appropriate measures to minimize or eliminate the impact of “Force Majeure” and shall make effort to resume the performance of any obligations that are delayed or prevented by the “Force Majeure”. Once the “Force Majeure” is removed, the parties agree to resume the performance of their respective obligations hereunder with their greatest efforts.
14.	Confidentiality Obligation
The parties hereto acknowledge and confirm that any oral or written information exchanged between them in connection with this Contract shall be confidential information. The parties shall keep all such information confidential and shall not disclose any of the information to any third parties without the written consent of the other parties, except for the following: (a) the information that are or will be known to the public (provided that they are not disclosed to the public without authorization by the information receiving party); (b) the information required to be disclosed by applicable laws, or the rules or regulations of securities exchanges; or (c) the information required to be disclosed by a party to its legal or financial advisors with respect to the transaction mentioned herein, for which such legal or financial advisors shall also comply with the confidentiality obligation as similar as that described in this Article. Any divulgence of Confidential Information by the employees of either party or any organization engaged by it shall be deemed as the divulgence of Confidential Information by such party, and such party shall be liable for the breach pursuant to this Contract.
15.	Dispute Resolution
15.1	This Contract shall be governed by and construed in accordance with the laws of the PRC;
15.2	Any disputes between the parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached in respect of a dispute, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Shenzhen. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.
16.	Integrity of this Contract
Notwithstanding the requirement in Article 10 hereof, the parties confirm that, once this Contract becomes effective, it shall constitute the entire agreement and understanding between the parties hereto with respect to the contents of this Contract, and shall completely supersede all previous oral or/and written discussions, communications, understanding, agreements and arrangements between the parties hereto in connection with the contents of this Contract.

17.	Severability of this Contract
If any provision of this Contract is invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be deemed to be invalid only to the extent within the scope of the related jurisdiction, and shall not affect the legal effect of the other provisions hereof.
18.	Amendment and Supplement to this Contract
18.1	All amendments and supplements to this Contract shall be made by the parties in writing. Any amendment contracts and supplemental contracts hereto duly signed by the parties shall be an integral part of this Contract, and shall have the same legal effect as this Contract.
18.2	This Contract and any of its amendments, supplements or modification shall be made in writing and shall become effective once they are signed and sealed by the parties.
19.	Counterpart
This Contract is executed in Chinese in six originals and each of them shall have the same legal effect. The Pledgee, the Pledgor and Guanli shall each keep one original and the remaining three originals shall be provided to the relevant government departments.
IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day first above written.

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Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.
Legal Representative/Authorized Representative: /s/
Common Chop: [Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]
Party B: Li Juan
Signature: /s/ Li Juan
Party C: Shenzhen Guanli Agricultural Technology Co., Ltd.
Legal Representative/Authorized Representative: /s/
Common Chop: [Chop of Shenzhen Guanli Agricultural Technology Co., Ltd. is affixed]